For Immediate Release

ITC Holdings Corp. Announces Pricing of Private Placement of $200.0 Million of its 5.500%
Senior Notes due January 15, 2020

NOVI, Mich. – Dec. 8, 2009 – ITC Holdings Corp. (NYSE:ITC) today announced that it has priced $200.0 million aggregate principal amount of its 5.500% Senior Notes due 2020, which will be sold in a private placement to qualified institutional buyers under Rule 144A and to non-U.S. persons outside the United States under Regulation S.

The proceeds from the offering will be used to repay amounts outstanding under ITC Holdings Corp.’s term loan and amounts outstanding under its revolving credit facility and for general corporate purposes, including funding capital expenditures.

The senior notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) invests in the electricity transmission grid to improve electric reliability, improve access to markets, and lower the overall cost of delivered energy. ITC is the largest independent electricity transmission company in the country. Through its subsidiaries, ITCTransmission, Michigan Electric Transmission Company (METC) and ITC Midwest, ITC operates regulated, high-voltage transmission systems in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois and Missouri, serving a combined peak load in excess of 25,000 megawatts. ITC is also focused on new areas where significant transmission system improvements are needed through subsidiaries ITC Grid Development, ITC Great Plains and ITC Panhandle Transmission. For more information, please visit: http://www.itc-holdings.com. (itc-ITC)

Contact:
Investor/Analyst Contact: Pat Wenzel, (248.946.3570, pwenzel@itc-holdings.com)
Media Contact: Rob Darmanin, (248.946.3493, rdarmanin@itctransco.com)

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